Exhibit 99.1

Tuesday, December 3, 2002
Press Release

Trek Announces Sale of Series A Preferred Stock.

DALLAS, December 3, 2002/ PRNewswire / -- Trek Resources, Inc. (OTCBB: TKRD) ("Trek" or the "Company") announces that on December 2, 2002, the Company entered into a stock purchase agreement with Michael E. Montgomery, Trek's Chairman of the Board, Chief Executive Officer, President and Chief Financial Officer, and Faye C. Briggs whereby Mr. Montgomery and Ms. Briggs simultaneously purchased an aggregate of 100,000 shares of Trek's Series A Convertible Preferred Stock for an aggregate purchase price of $1,000,000. Trek will apply the proceeds received from this sale to reduce the principal amount of debt outstanding under its senior credit facility with Compass Bank. Trek received a fairness opinion from an energy focused investment bank, Energy Capital Solutions LLC, regarding the terms of the private placement.

The shares of Series A Preferred Stock purchased are convertible into shares of the Company's common stock at the option of the holder. The number of shares of the Company's common stock that are issuable upon conversion of a share of Series A Preferred Stock is equal to the stated value of a share of Series A Preferred Stock ($10.00) divided by the applicable conversion price. The initial conversion price is $.07 per share, but may be adjusted to take into account the effects of stock splits, stock dividends and other similar transactions. Dividends will accrue on shares of Series A Preferred Stock at a rate of 7% per annum of their $10.00 stated value, and are payable semi-annually. The Company may pay dividends declared on shares of Series A Preferred Stock in either cash or additional shares of the Company's common stock.

About Trek: Trek is a Dallas-based domestic oil and gas acquisition and production company with oil and gas assets principally in Texas and Oklahoma. Trek operates approximately 240 producing wells. More information about Trek may be found at the Company's web site, www.trekresources.com.

FORWARD-LOOKING STATEMENTS: This press release contains certain forward-looking statements. These forward-looking statements include information about possible or assumed future results of the Company's operations. When statements in this press release contain any of the words "believes," "expects," "intends," "anticipates," or similar expressions, the Company is making forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Factors that might cause such a difference include those detailed from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACT:

Michael E. Montgomery

214-373-0318 or snelson@trekresources.com